Exhibit 99.1


Press Release
January 14, 2004
Immediate
New Haven, Connecticut



            Southern Connecticut Bancorp Announces 10% Stock Dividend



         The Board of Directors of Southern Connecticut Bancorp, Inc., the New Haven based bank holding company, announced a 10% stock dividend to shareholders of record on January 30, 2004 distributed on February 16, 2004.

         The Holding Company, which commenced operations on October 1, 2001, raised $11,700,000 in capital in an initial public offering in August of 2001. The holding company is the parent corporation of The Bank of Southern Connecticut and SCB Capital, Inc. and has approximately 1,000 shareholders.

         The Holding Company is also in the process of establishing a new commercial bank de novo in New London to be named The Bank of Southeastern Connecticut. It is anticipated that this bank will open by year end. The new subsidiary commercial bank in New London will be located at 15 Masonic Street and will be called The Bank of Southeastern Connecticut.

         The  Bank  of  Southern   Connecticut's   assets   increased  59%  from
$35,364,970 to $56,307,113 during the calendar year of 2003. The Bank is New Haven's only commercial home owned, home based, bank.




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         Joseph V. Ciaburri is Chairman and Chief Executive  Officer of both the
Holding Company and Bank, Elmer F. Laydon is Vice Chairman of both corporations, and Michael M. Ciaburri is President and Chief Operating Officer of both the Holding Company and Bank.

         The Bank's main office is at 215 Church Street in New Haven, and also has branch offices at 445 West Main Street in Branford and 1475 Whalley Avenue on the New Haven/Woodbridge border.











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